EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

                    We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors of our report dated January 31, 2001, with respect to the consolidated financial statements of Shoreline Financial Corporation included in the Annual Report (Form 10-K) of Chemical Financial Corporation for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Crowe Chizek and Company LLP s/Crowe Chizek and Company LLP

March 19, 2002
Grand Rapids, Michigan